Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES WYOMING PUBLIC SERVICE COMMISSION APPROVAL OF CHANGE OF
CONTROL OF WYOMING PIPELINE

DENVER, August 15, 2006.  Western Gas Resources, Inc. (NYSE:WGR) (“Western”) today announced that the Wyoming Public Service Commission has approved Western’s application to transfer control (at the ultimate parent level) of Mountain Gas Transportation, Inc. and MGTC, Inc. from Western to Anadarko Petroleum Corporation (NYSE:APC) (“Anadarko”).  This was the last remaining regulatory approval required prior to the closing under the merger agreement providing for the merger of Western with a subsidiary of Anadarko.

The proposed merger was announced on June 23, 2006, and is expected to be completed subject to, and immediately following, the approval of Western stockholders at a special meeting scheduled for August 23, 2006 and the satisfaction of customary closing conditions set forth in the merger agreement. Under the terms of the merger agreement, Western stockholders will receive $61.00 per share in cash for each share of common stock.

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the completion of the merger transaction with Anadarko.  Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to numerous risks and uncertainties, which may cause actual results to differ materially.  These risks and uncertainties include, among other things, approval by Western’s stockholders, the satisfaction of customary closing conditions, and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the SEC.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
Email: rwirth@westerngas.com